Exhibit 99

December 23, 2002

CONTACT:

Sun Bancorp, Inc.	Sun Bancorp, Inc.
Robert J. McCormack	Sandra J. Miller
President & Chief Executive Officer	Executive Vice President &
570-274-0826	Chief Banking Officer
bmccormack@sunbankpa.com	570-274-6189
smiller@sunbankpa.com

Sun Bancorp, Inc. Announces Agreement to Acquire

Mid-Penn Insurance Associates, Inc.

Selinsgrove, PA — Sun Bancorp, Inc. (NASDAQ: SUBI) today announced that they have entered into a definitive agreement to acquire Mid-Penn Insurance Associates, Inc. an independent insurance agency located in Sunbury, Pennsylvania.

Mid-Penn Insurance Associates, Inc., owned by Chris Fellon, Cheryl Zellers and Dan Geise, has 24 employees serving the commercial and personal insurance needs of clients in central Pennsylvania. The agency will retain its name as well as its experienced management team.  Dan Geise will join the board of directors of Sun Bancorp, Inc.

“We are excited about adding Mid-Penn Insurance Associates to the Sun family. Our goal is to serve as a trusted advisor to our clients, and the expansion into insurance services is an ideal enhancement to our product line.  Equally important, we add the expertise of Cheryl, Chris and Dan,” said Robert J. McCormack, president and chief executive officer of Sun Bancorp, Inc. and SunBank.

Mr. McCormack further commented that the acquisition of Mid-Penn is not only a strategic fit relative to Sun’s customer relationship management philosophy; it also complements Sun’s goal of diversifying revenue sources and increasing fee income opportunities.  Our intent is that Mid-Penn will be our foundation agency.

“Mid-Penn intends to play a major role in Sun’s strategy of building strong customer relationships built on trusted advice.  Relationships with existing customers of the agency will not change, and the scope of financial services we can will be greatly enhanced through our affiliation with Sun,” commented Dan Geise of Mid-Penn Insurance.

The acquisition is expected to be complete in early 2003.  Terms of the agreement were not disclosed, however management expects the acquisition to be accretive the first year.  Sun was advised by Marsh Berry and Co., Inc. and the law firm of Shumaker Williams.  Mid-Penn was advised by the law firm of Robert E. Diehl, Jr.

Sun Bancorp, Inc., headquartered 50 miles north of Harrisburg in Selinsgrove, Pennsylvania, is a $949 million bank holding company.  Sun operates 23 branches in

Luzerne, Lycoming, Snyder, Union, Clinton and Northumberland counties.  Sun serves the personal and commercial banking needs of residents and businesses throughout central and northeastern Pennsylvania.  The company focuses on a relationship-based approach which is built around identifying and anticipating customer needs, and providing the financial expertise, advice, products and services to help clients reach their dreams and manage life’s challenges.  Sun also operates SunBank Wealth Management and Private Banking, Sun Investment Services, SunBank Dealer Center, and is 30% owner in Sun Abstract & Settlement Services, LLC.

This press release may contain forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995.  Actual results and trends could differ materially from those set forth in such statements due to various factors.  Such factors include the possibility that increased demand or prices for the company’s financial services and products may not occur, changing economic, interest rate and competitive conditions, technological developments, and other risks and uncertainties, including those detailed in the company’s filings with the Securities and Exchange Commission.